Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Beacon Power Corporation on Form S-8 of our report dated February 3, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K/A of Beacon Power Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Miller Wachman, LLP

Miller Wachman, LLP

Boston, Massachusetts

February 27, 2006